Exhibit 99.1

For Immediate Release	Contact: Rubenstein Associates, Inc.

Robert Solomon

(212)-843-8050

Lone Star Steakhouse & Saloon, Inc.   Nasdaq: STAR

Wichita, Kansas	January 9, 2006

LONE STAR STEAKHOUSE & SALOON, INC. COMPARABLE STORE SALES FOR FISCAL YEAR ENDED DECEMBER 27, 2005 AND INCREASE IN DIVIDEND

Lone Star Steakhouse & Saloon, Inc. (“Lone Star” or “the Company”) reports its Company operated comparable sales results for restaurants open at least 18 months are as follows for the fourth quarter and fiscal 2005:

Units	Q1	Q2	Q3	Q4	FY
Lone Star Steakhouse & Saloon restaurants	250	(2.9%)	(3.3%)	(0.6%)	(3.0%)	(2.5%)
Sullivan’s Steakhouse restaurants	15	2.3%	0.4%	2.0%	5.1%	2.7%
Del Frisco’s Double Eagle Steak House restaurants	5	10.8%	6.1%	6.4%	7.6%	7.8%
Texas Land & Cattle Steak House restaurants	20	4.4%	5.7%	0.7%	1.9%	3.0%
Total Company operated Steakhouse restaurants	290	(0.7%)	(1.2%)	0.4%	(0.5%)	(0.5%)

The Board of Directors of the Company announced an increase in the Company’s quarterly cash dividend to $.205 per share from the previous amount of $.195 effective for 2006. On an annualized basis, the dividend will increase from $.78 to $.82 per share, an increase of 5.1%. In announcing the decision, Fred B. Chaney, Ph.D., Chairman of the Board, said, "This is the fifth consecutive year in which our Company has increased its dividend as a result of our strong balance sheet, significant free cash flow, and the Company’s ongoing commitment to enhance total returns to its stockholders."

The increased quarterly dividend rate will be effective for the first quarter of 2006.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate.